SOUTHDOWN, INC.
                                1200 SMITH STREET
                                   SUITE 2400
                              HOUSTON, TEXAS 77002


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD THURSDAY, MAY 15, 1997

To the Shareholders of Southdown, Inc.:

      An Annual Meeting of Shareholders of Southdown, Inc. (the "Company") will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas at 8:30 A.M., Houston time, on Thursday, May 15, 1997 for the following purposes:

            1. To elect three directors as members of Class III of the Board of Directors to serve until the 2000 annual meeting of shareholders and until their successors are duly elected and have qualified;

            2. To approve the Board of Directors' proposed amendments to the 1991 Nonqualified Stock Option Plan for Non-Employee Directors of the Company;

            3. To approve for federal income tax law purposes the Company's Annual Incentive Plan;

            4. To approve the Company's Phantom Stock and Deferred Compensation Plan for Non-Employee Directors;

            5. To approve the appointment of Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 1997; and

            6. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on March 26, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

      You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly.

                                           By Order of the Board of Directors

                                           Patrick S. Bullard
                                           VICE PRESIDENT - GENERAL COUNSEL
                                           AND SECRETARY

Houston, Texas
April 10, 1997
--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

   TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 SOUTHDOWN, INC.
                                1200 SMITH STREET
                                   SUITE 2400
                              HOUSTON, TEXAS 77002
                                 (713) 650-6200
                            ------------------------
                                                                  April 10, 1997

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 1997
                            ------------------------

                                  INTRODUCTION

      This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Southdown, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 15, 1997, and at any adjournment thereof (the "Annual Meeting"). The Proxy Statement and the enclosed form of proxy will first be sent to shareholders on or about April 10, 1997.

PROXIES

      The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the shareholder will be voted
(I) for the election to the Board of Directors of the nominees named herein,
(II) for the approval of the Board of Directors' proposed amendments to the 1991 Nonqualified Stock Option Plan for Non-Employee Directors, (III) for the approval for federal income tax law purposes of the Company's Annual Incentive Plan, (IV) for the approval of the Company's Phantom Stock and Deferred Compensation Plan for Non-Employee Directors, and (V) for the approval of the appointment of Deloitte & Touche LLP as independent auditors of the books and accounts of the Company for the year ending December 31, 1997. Proxies are revocable by written notice received by the Secretary of the Company at any time prior to their exercise or by executing a later dated proxy. Proxies will be deemed revoked by voting in person at the Annual Meeting.

VOTING SECURITIES

      Shareholders of record at the close of business on March 26, 1997 are entitled to notice of and to vote at the Annual Meeting. As of March 26, 1997, the issued and outstanding voting securities of the Company consisted of (I) 21,389,500 shares of common stock, par value $1.25 per share (the "Common Stock") and (II) 1,724,850 shares of Preferred Stock, $2.875 Cumulative Convertible Series D (the "Series D Preferred Stock"). The Common Stock and the Series D Preferred Stock vote together as one class on all matters that may properly come before the Annual Meeting and each such share is entitled to one vote on all such matters. The Common Stock and the Series D Preferred Stock are referred to collectively herein as the "Capital Stock."

QUORUM AND OTHER MATTERS

      The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxies in accordance with their best judgment.

      Shares of Capital Stock represented by a properly dated, signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Directors will be elected by a plurality of the votes cast at the Annual Meeting. All other matters scheduled to come before the Annual Meeting require the affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy. Any shareholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. Votes that are withheld will be excluded entirely from the vote. Abstentions may be specified on all proposals and will be counted as present for purposes of determining a quorum. Under applicable Louisiana law, a broker non-vote will not count as a vote for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

      The Board of Directors, any committee of the Board designated by it for that purpose, or the chairman of any meeting of shareholders may prescribe such rules, regulations and procedures for the conduct of any meeting of shareholders, including the Annual Meeting, as they deem appropriate or convenient.

      Under the laws of the State of Louisiana, dissenters rights are not available to shareholders of the Company with respect to any matter scheduled to be brought before the Annual Meeting.

                              ELECTION OF DIRECTORS

      The Restated Articles of Incorporation, as amended, of the Company classify the Board of Directors into three classes (Class I, Class II and Class
III) having staggered terms of three years each. The present term of office of the directors in Class III will expire at the Annual Meeting, and the nominees listed below, if elected as Class III directors, will serve for a three-year term expiring at the annual meeting of shareholders in 2000 and until their successors are duly elected and have qualified. Mr. W. J. Conway, a Class III director since 1982 and a member of the Nominating and Conflict of Interest Committees, will retire from the Board of Directors at the Annual Meeting, at which time the size of the Board of Directors will be reduced to ten members. The present terms of office of Class I and Class II directors of the Company expire at the annual meeting of shareholders in 1998 and 1999, respectively. The election of directors requires the favorable vote of the holders of a plurality of the shares of Capital Stock present and voting, in person or by proxy, at the Annual Meeting.

NOMINEES FOR ELECTION

      The following table sets forth certain information with respect to each nominee for election as a director. The information as to age, principal occupation and directorships held has been furnished by each such nominee.


                                                                          SERVED AS
                                                                          DIRECTOR
                                                PRINCIPAL                CONTINUOUSLY                COMMITTEE
           NAME AND AGE                       OCCUPATION(1)                 SINCE                   MEMBERSHIPS
           ------------                       -------------                -------                  -----------
CLASS III (term expires 2000)

Clarence C. Comer [49] ............President and Chief Executive             1986
                                   Officer of the Company (2)

Robert G. Potter [58] .............Executive Vice President and              1996                Compensation & Benefits
                                   Advisory Director of Monsanto                                 Nominating
                                   Company, a diversified chemical and
                                   manufacturing company in St. Louis,
                                   Missouri (3)

Robert J. Slater [59] .............President, Jackson Consulting, Inc.
                                   a private consulting and investment
                                   company specializing in advising
                                   basic industries, New Canaan,                                Compensation & Benefits
                                   Connecticut (4)                           1993               Finance & Audit

--------------
(1) Unless indicated otherwise in the table, the individuals named in the table have held their positions for more than five years.

(2) Mr. Comer is also a director of Consolidated Graphics, Inc., a company engaged in commercial and financial printing.

(3) Mr. Potter was elected to the Board in November 1996. Mr. Potter is also a director of Stepan Co., a manufacturer of specialty and intermediate chemicals.

(4) Mr. Slater is also a director of First Industrial Realty Trust, Inc., an owner and operator of industrial real estate.

       Unless authority to vote for the election of directors is withheld as to any or all nominees, all shares represented by proxies will be voted for the election of the nominees listed. If authority to vote for the election of directors is withheld as to any but not all of the nominees listed, all shares represented by such proxies will be voted for the election of the nominees as to whom authority is not withheld. If a nominee becomes unavailable for any reason before the election, the shares represented by proxies will be voted for such person, if any, as may be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unavailable. Any vacancy occurring between meetings may be filled by the Board of Directors. A director elected to fill a vacancy shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which he was elected expires. Vacancies resulting from an increase in the number of directors may be filled by the Board of Directors. Any such director would serve for a term expiring at the next annual meeting of shareholders of the Company and would not be designated as a member of any class of directors unless elected by the shareholders at such annual meeting.

CONTINUING DIRECTORS

      The following table sets forth certain information about those directors whose terms of office continue after the Annual Meeting. The information as to age, principal occupation and directorships held has been furnished by each such director.

                                                                          SERVED AS
                                                                           DIRECTOR
                                                PRINCIPAL               CONTINUOUSLY               COMMITTEE
           NAME AND AGE                       OCCUPATION(1)                 SINCE                 MEMBERSHIPS
           ------------                       -------------                -------                -----------
CLASS I (term expires 1998)

K. L. Huger, Jr. [68] ...............Vice President of Canal Barge            1977            Conflict of Interest
                                     Company, Inc., a marine towing                           Finance & Audit
                                     company, New Orleans,
                                     Louisiana

David J. Tippeconnic [57] ...........President and Chief Executive            1996            Compensation & Benefits
                                     Officer of UNO-VEN Company                               Nominating
                                     Arlington Heights, Illinois(2)

V. H. Van Horn III [58] .............Retired, Houston, Texas(3)               1988            Compensation & Benefits
                                                                                              Nominating

Steven B. Wolitzer [44] .............Managing Director, Lehman                1993            Finance & Audit
                                     Brothers  Inc., an investment                            Nominating
                                     banking firm, New York,
                                     New York

CLASS II (term expires 1999)

Frank J. Ryan [65] ..................Private Investor, Allentown,             1993            Compensation & Benefits
                                     Pennsylvania(4)                                          Nominating

Whitson Sadler [56] .................President and Chief Executive            1996            Compensation & Benefits
                                     Officer of Solvay America, Inc.,                         Finance & Audit
                                     Houston, Texas(5)

                                                                          SERVED AS
                                                                           DIRECTOR
                                                PRINCIPAL               CONTINUOUSLY               COMMITTEE
           NAME AND AGE                       OCCUPATION(1)                 SINCE                 MEMBERSHIPS
           ------------                       -------------                -------                -----------
Ronald N. Tutor [57] ................President and Chief Executive            1992            Finance & Audit
                                     Officer of Tutor-Saliba                                  Nominating
                                     Corporation, a construction
                                     company, Sylmar, California(6)

--------------
(1) Unless indicated otherwise in this table or in the section of this Proxy Statement captioned "Executive Officers of the Company," the individuals named in the table have held their positions for more than five years.

(2) Mr. Tippeconnic has been President and Chief Executive Officer of UNO-VEN Company since February 1995. UNO-VEN is a joint venture between Unocal Corp. and Petroleos de Venezuela S.A. that refines petroleum crude oil and produces and markets petroleum products. For more than five years prior to his retirement in 1994, Mr. Tippeconnic served in various executive positions with the Phillips Petroleum Company.

(3) For more than five years prior to his retirement in January 1996, Mr. Van Horn was President, Chief Executive Officer and a director of National Convenience Stores Incorporated, an operator of convenience stores.

(4) Since 1990 Mr. Ryan has been a private investor, and prior to that time was President and Chief Operating Officer of Air Products and Chemicals, Inc., a manufacturer of industrial gases and chemicals. Mr. Ryan was elected Chairman of the Board of the Company effective March 16, 1995.

(5) Solvay America, Inc. is a United States subsidiary of Solvay S.A., a major European chemical company headquartered in Brussels, Belgium.

(6) Mr. Tutor is also a director of Perini Corporation, a company engaged in general construction and real estate development.


INFORMATION CONCERNING OPERATION OF THE BOARD OF DIRECTORS

      In order to facilitate the various functions of the Board of Directors, the Board has created several standing committees, which include a Finance and Audit Committee, an Employee Compensation and Benefits Committee, a Nominating Committee and a Conflict of Interest Committee.

      The members of the Finance and Audit Committee are Mr. Wolitzer, Chairman, Mr. Huger, Mr. Sadler Mr. Slater, and Mr. Tutor. The functions of the Company's Finance and Audit Committee are to review the financial statements with the Company's independent accountants prior to publication; determine the effectiveness of the audit effort through regular periodic meetings with the Company's independent accountants and Director of Internal Audit; determine through discussion with the Company's independent accountants and Director of Internal Audit that no unreasonable restrictions were placed on the scope or implementation of their examinations; inquire into the effectiveness of the Company's financial and accounting functions and internal controls through discussion with the Company's independent accountants, Director of Internal Audit and officers of the Company; recommend to the full Board of Directors the engagement or discharge of the Company's independent auditors; review with the independent auditors the plans and results of the auditing engagement as well as each professional service provided by the independent auditors; periodically review the financial performance of the Company- sponsored defined benefit employee retirement plan ("Pension Plan"); engage or discharge Pension Plan fund managers and make recommendations to the Board of Directors regarding the portfolio asset allocation; review and make recommendations to the Board of Directors regarding investment objectives of the Pension Plan in light of financial risks and potential returns; make recommendations to the Board with respect to dividend and other distribution policies and the issuance, sale, repurchase or redemption of Company securities; make recommendations regarding current and proposed financing strategies, indebtedness and lease obligations; and review the Company's capital and maintenance appropriations, taxes and budgets.

      The members of the Employee Compensation and Benefits Committee are Mr. Van Horn, Chairman, Mr. Potter, Mr. Ryan, Mr. Sadler, Mr. Slater and Mr. Tippeconnic. The functions of the Employee Compensation and Benefits Committee include reviewing the existing compensation arrangements with officers and employees; periodically reviewing the overall compensation program of the Company and recommending to the Board modifications of such program which, in the view of the development of the Company and its business, the Committee believes are appropriate; and administer the stock option plans of the Company (except the 1991 Nonqualified Stock Option Plan for Non-Employee Directors which is administered by the full Board) as set forth in such plans.

      The members of the Nominating Committee are Mr. Ryan, Chairman, Mr. Conway, Mr. Potter, Mr. Tippeconnic, Mr. Tutor, Mr. Van Horn and Mr. Wolitzer. The function of the Nominating Committee is to research, interview and recommend candidates to fill vacancies in the membership of the Board of Directors. In addition, the Nominating Committee will review shareholders' suggestions for nominees for director that are submitted to the Nominating Committee, at the address of the Company's principal executive offices, not less than 60 days in advance of the anniversary date of this Proxy Statement.

      The members of the Conflict of Interest Committee are Mr. Huger, Chairman, and Mr. Conway. The functions of the Conflict of Interest Committee are to approve or disapprove transactions, other than compensation matters, between the Company or its subsidiaries and any officer or director of the Company and to consider violations by senior management of the Company's Statement of Policy Regarding Corporate Ethics and Conflicts of Interest.

      During the year ended December 31, 1996, the Board of Directors held six meetings, the Finance and Audit Committee held six meetings, the Employee Compensation and Benefits Committee held six meetings, the Nominating Committee held three meetings and the Conflict of Interest Committee held one meeting.

      During the year ended December 31, 1996, each Director, for the period he served on the Board, attended 75% or more of the aggregate of (I) the total number of meetings of the Board of Directors and (II) the total number of meetings held by all committees of the Board on which he served, except for Mr. Tutor.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning cash and non-cash compensation paid or accrued for services in all capacities to the Company and its subsidiaries during the year ended December 31, 1996 for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company ("Named Officers").

                                                                                                    Long Term
                                                                     Annual Compensation          Compensation
                                                        ------------------------------------------   -------
                                           Fiscal                                  Other Annual       Stock       All Other
      Name & Principal Position             Year         Salary         Bonus      Compensation(1)   Options    Compensation
      -------------------------             ----         ------         -----      ---------------   -------    ------------
      Clarence C. Comer                    1996         $546,000       $479,934          -            50,000   $       -0-
        President & Chief                  1995          533,000        170,000          -            38,000           -0-
        Executive Officer                  1994          520,000        125,000          -            37,000           -0-

      J. Bruce Tompkins                    1996          313,500        206,597          -            18,000        4,500 (2)
        Executive Vice President-          1995          307,250        100,000          -            17,600        9,828 (2)
        Cement Group                       1994          301,000         50,000          -            17,000        9,378 (2)

      Eugene P. Martineau                  1996          262,500        172,988          -            18,000       10,920 (3)
        Executive Vice President-          1995          256,250         73,500          -            14,600       15,593 (3)
        Concrete Products Group            1994          250,000         50,000          -            15,000        7,841 (2)

      James L. Persky                      1996          262,500        172,988          -            14,000        4,500 (2)
        Executive Vice President-          1995          256,250         73,500          -            14,600        9,548 (2)
        Finance and Administration         1994          250,000         50,000          -            15,000        7,838 (2)

      Dennis M. Thies                      1996          233,000        136,538          -             6,000        4,500 (2)
        Senior Vice President-             1995          229,500         35,000          -            11,000        7,906 (2)
        Corporate Development              1994          226,000         22,000          -            11,000        4,620 (2)

--------------
(1) Although the officers receive certain perquisites such as a car allowance and Company provided life insurance, the value of such perquisites did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

(2) These amounts represent the Company's contribution to the Company's Retirement Savings Plan.

(3) At the time of his employment with the Company, Mr. Martineau was granted an interest free loan of $75,000 from the Company. In addition to Company contributions to the retirement savings plan, other compensation includes $6,420 of imputed interest income from this loan in 1996 and 1995. The current balance of this loan is $75,000.

EMPLOYEE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Employee Compensation and Benefits Committee (the "Committee") includes only directors who are not employees of the Company. The Committee is responsible for recommending to the full Board of Directors the compensation arrangements for senior management and directors, recommending to the full Board of Directors the adoption of compensation plans in which senior management and directors are eligible to participate and granting options or other benefits under such plans.

      COMPENSATION POLICIES AND PROGRAMS. The Committee believes that the ultimate goal of the executive compensation program should be to align the interests of management with those of the shareholders in maximizing shareholder value over the long term. The Committee believes that the best way to do this is by tying the financial interests of the Company's executives closely to the interests of the Company's shareholders through a combination of annual cash incentives and stock options. The Committee believes that the Company's executive compensation program should: (I) motivate executives toward effective long-term management through stock programs which focus executives' attention on increasing shareholder value, as measured by stock price, (II) reward effective, efficient ongoing management of Company operations through annual incentives which are tied to Company and individual performance, and (III) provide the ability to attract and retain executives through salary levels which are competitive with other leading industrial companies.

      The Company's executive compensation program includes base salary, annual cash incentives, and stock options, each of which is tied to the Company's and executive's performance.

              BASE SALARY: It is the policy of the Committee that salaries should reflect Company and individual performance in meeting the goal of maximizing shareholder value. Some Company performance measures that are considered by the Committee are profitability, positive stock price trends and effective cash flow and balance sheet management. Individual performance measures considered by the Committee vary depending on the executive's sphere of responsibility, but generally include revenue growth, expense control, improvement of products and services and asset management. No specific weighting is applied to any particular measure. The Committee reviews annually the performance of each senior executive officer other than the Chief Executive Officer ("CEO") who is reviewed annually by the full Board of Directors. Salary increases are granted to senior executive officers only in years during which both the Company's and individual performance justify an increase and are limited to ranges competitive with other industrial companies.

              INCENTIVE PLAN: The Annual Incentive Plan or bonus plan is based upon performance measures set by the Committee at the beginning of the year. These performance measures are (I) a comparison of the Company's earnings before interest, taxes, depreciation and amortization to a targeted earnings projection and (II) the Company's return on equity as compared to the average return on equity of a peer group. Each of these measures is weighted at 35%. The remaining 30% of the award is discretionary based upon individual performance. In the case of the Named Officers the performance of the Common Stock as compared to the peer group's stock performance is a major factor considered by the Committee in setting the discretionary amount.

              STOCK OPTIONS: The Committee believes that stock options are critical in motivating the long-term creation of shareholder value because stock options focus executive attention on stock price as the primary measure of performance. The Committee considers the grant of options to senior executive officers each year and bases the grants on Company and individual performances and competitive practices within the industry. The Committee has established several guidelines regarding the grant of options to senior executive officers. These guidelines provide that (I) all stock options will be granted at full market value on the date of grant so that executives realize gain only to the extent that the Company's stock price appreciates and (II) the quantity of options granted will be tied to industry practice and the compensation level of the executive. In addition, since the options vest over a period of years they enhance the ability of the Company to retain senior executive officers while encouraging such officers to take a long-term view in their management decisions.

      COMPENSATION AGREEMENTS. The Company has entered into employment agreements with certain of its executives which specify the terms and conditions of their employment. Central to these agreements are post-takeover employment arrangements. The Committee believes that these change in control agreements are an essential aspect of the terms of employment of senior executive officers and recognizes the importance to the Company of retaining its senior executive officers during and after the disruption typically provoked by a takeover offer (whether or not ultimately successful). See "Employment and Other Agreements" for a detailed discussion of the terms of these employment agreements.

      The Company has, in the past, granted supplemental pensions to certain employees. The grant of a supplemental pension is made only in special employment situations and is not limited to executive officers.

      COMPENSATION OF THE CEO. The CEO's salary, annual incentive payments and stock option grants are determined in part based upon the same Company and individual performance measures described above. Within this framework, the CEO's compensation is based upon the Board of Directors' judgment concerning the CEO's individual contribution to the business, level of responsibility and career experience. Although none of these factors has a specific weight and no particular formulas or procedures are used, primary consideration is given to the CEO's individual contribution to the business. This type of evaluation along with a periodic review of the compensation levels of other CEO's and executive officers of other cement companies of similar size, are the main factors in determining the CEO's total compensation package.

      THE EMPLOYEE BENEFITS AND COMPENSATION COMMITTEE

              V. H. Van Horn III, Chairman
              Robert G. Potter
              Frank J. Ryan
              M. Whitson Sadler
              Robert J. Slater
              David J. Tippeconnic

STOCK PERFORMANCE GRAPH

      The following graph compares total return of the Company's Common Stock against the S&P 500 Index and a peer group index consisting of public companies in the cement industry.* The graph assumes that $100 was invested on December 31, 1991 in the Company's Common Stock, the S&P 500 Index and the peer group and that dividends thereon were reinvested quarterly.

                             STOCK PERFORMANCE GRAPH

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                               1991     1992     1993     1994     1995     1996
Southdown ................      100    71.56   179.82   106.42   143.11   232.13
Peer Group ...............      100   100.71   180.45   143.37   160.14   195.62
S & P 500 ................      100   107.62   118.47   120.03   165.14   203.06


* The peer group includes Giant Group, Ltd., Giant Cement Holding, Inc., Holnam Inc., Lafarge Corporation, Lone Star Industries, Medusa Corporation and Centex Construction Products, Inc. Giant Group Ltd. sold its cement operation in October 1994 through a public offering of its subsidiary Giant Cement Holding, Inc. The graph includes information for Giant Group, Ltd. for years prior to 1995 and for Giant Cement Holding, Inc. thereafter. Information for Holnam Inc. is included only for years prior to 1994 when it ceased being a public company. Information for Centex Construction Products, Inc. is included beginning in 1994, its first year as a public company.

COMPENSATION ARRANGEMENTS FOR AND TRANSACTIONS WITH MEMBERS OF THE BOARD OF DIRECTORS

      Mr. Ryan receives a fee of $12,500 per month for his services as Chairman of the Board. Members of the Board of Directors of the Company, other than the Chairman of the Board and those directors who are employees of the Company or its subsidiaries, receive a fee of $2,000 per month for their services as directors. Members of the Finance and Audit, Employee Compensation and Benefits, Nominating and Conflict of Interest Committees of the Board of Directors, other than the Chairman of the Board and those members who are employees of the Company or its subsidiaries, receive an additional fee of $500 per month for their services on each such committee.

      Effective January 1, 1997 the Board of Directors adopted, subject to approval by the shareholders, the Phantom Stock and Deferred Compensation Plan for Non-Employee Directors (the "Phantom Stock Plan"). This plan calls for the non-employee directors to receive, in lieu of cash, at least 50% of their monthly directors fees in fair market value of Common Stock. Please see the discussion on page 14 for a description of the principal features of the Phantom Stock Plan.

      The 1991 Nonqualified Stock Option Plan for Non-Employee Directors of Southdown, Inc. (the "1991 Plan") provides for the grant of stock options to non-employee directors of the Company. The 1991 Plan is administered by the Board of Directors and authorizes the grant of options to purchase up to 400,000 shares of Common Stock for issuance as nonqualified options. Each director of the Company who is not an employee of the Company or any of the Company's subsidiaries ("Eligible Director"), will be granted options to acquire 10,000 shares of Common Stock on the date of such director's first election to the Board. Additional options to acquire 5,000 shares of Common Stock shall thereafter be awarded to each Eligible Director on the date of the annual meeting of shareholders at which he or she is reelected to serve an additional three-year term as a Director of the Company. The Board of Directors has proposed amendments to the 1991 Plan that would change the amount and timing of the additional options granted, as well as the vesting schedule for such options. Please see the discussion on page 12 for a description of these amendments.

      The Directors' Retirement Plan of the Company provides a retirement benefit to all directors who are not covered by a qualified retirement plan of the Company and who have served on the Board for a minimum of five years. In the event of a change in control of the Company, the retirement benefits vest immediately without regard to the five years of service requirement. The annual benefit payable at the later of age 65 or the date of retirement is equal to two-thirds of the total fees paid to the director during his last twelve months of service on the Board and is payable for a period equal to the period of his service on the Board. Should the director die before full payment of this retirement benefit, his surviving spouse will be entitled to fifty percent of the remaining obligation.

      Mr. Conway, who retired as an employee of the Company in 1990, is paid a supplemental pension pursuant to an agreement entered into at the time of his employment with the Company. The pension is payable during his lifetime at an annual rate equal to the amount by which 60% of his highest five year's average base salary exceeds the aggregate benefits received under other pension plans of the Company, other employer pension plans and social security. Mr. Conway was paid $93,973 in 1996 under this supplemental pension agreement.

      Mr. Wolitzer is a managing director of Lehman Brothers Inc., which has provided from time to time investment banking services to the Company for which it has received customary fees and commissions.

      Mr. Tutor is President of Tutor-Saliba Corporation, which purchases ready-mixed concrete from the Company on terms and conditions comparable to those offered to other customers of the Company. According to Company records, Tutor-Saliba Corporation and various affiliated entities purchased approximately $600,000 of ready-mixed concrete from the Company in 1996.

EMPLOYMENT AND OTHER AGREEMENTS

      The Company has entered into employment agreements (the "Employment Agreements") with Messrs. Comer, Tompkins, Martineau, Persky and Thies. Under the Employment Agreements, the Company employs Mr. Comer as President and Chief Executive Officer at an annual salary of no less than $546,000, Mr. Tompkins as Executive Vice President - Cement Group at an annual salary of no less than $313,500, Mr. Martineau as Executive Vice President Concrete Products Group at an annual salary of no less than $262,500, Mr. Persky as Executive Vice President - Finance and Administration at an annual salary of no less than $262,500 and Mr. Thies as Senior Vice President - Corporate Development at an annual salary of no less than $233,000. Under the terms of the employment agreements, the salaries of Messrs. Comer, Tompkins, Martineau, Persky and Thies may be increased by the Board of Directors of the Company (or the appropriate committee thereof) from time to time.

      Under the Employment Agreements, each executive is entitled to receive, in addition to his annual salary, bonuses pursuant to the Company's Annual Incentive Plan and certain fringe benefits, including the right to participate in group benefit plans of the Company. The Employment Agreements are automatically extended for one-year periods unless there is notice of termination from either the Company or the executive. In the event the executive's employment is terminated because of his death, disability, voluntary termination of employment prior to the occurrence of a "change in control event" (as defined at the end of this paragraph) or misappropriation of funds or properties of the Company (as determined by three-quarters of the Board of Directors), the executive shall receive only his annual salary on a pro rata basis to the date of termination. If, prior to a change in control event, the executive's employment is terminated pursuant to resolution of the Board of Directors that the executive is no longer discharging his duties in a manner consistent with the effective administration of the Company's affairs, the executive shall be entitled to a lump sum payment equal to his base annual salary. Upon the occurrence of a change in control event, all outstanding options previously granted by the Company to the executive under any stock option, stock appreciation or other employee plan will be accelerated and if the executive's employment terminates following such change in control event, the Company must pay the executive a lump sum termination payment equal to 2.99 times the sum of his base annual salary and the average annual bonus, if any, received during the two years preceding the change in control event. Payments made to such executives under all incentive agreements to which they are parties shall be limited, in the event of a change in control by the provisions of Sections 280G and 4999 of the Internal Revenue Code (the "Code"), only if the after-tax payments to each executive are greater as a result of such limitation. As used in the Employment Agreements, a "change in control event" is defined to be the acquisition by any person or entity of
(I) beneficial ownership of more than 40% of the Company's outstanding voting securities or (II) all or substantially all of the Company's assets.

PENSION PLAN

      Substantially all non-bargaining unit employees of the Company, including the Named Officers, are covered by a defined benefit pension plan (the "Southdown Plan") sponsored by the Company. The Southdown Plan is funded on an actuarial basis. The formula used to determine the retirement benefits to which an employee is entitled at age 65 under the Southdown Plan is dependent on, among other things, the employee's length of service, his average salary level for the five consecutive years during his participation in the plan yielding the highest average and his social security covered compensation. The remuneration used in the calculation of benefits under the Southdown Plan is a participant's base salary, excluding any bonuses or other compensation. The maximum amount any employee may receive under the Southdown Plan is subject to the limitations described in the provisions of Section 415(d) of the Code.

      The following table sets forth the annual retirement benefits to which a salaried employee having attained age 65 with ten, fifteen, twenty, twenty-five, thirty or thirty-five years of continuous service with the Company or one of its subsidiaries at the indicated five-year average salary levels would be entitled in 1996 under the Southdown Plan. The table takes into account the limitations under Code Section 415.

                                       YEARS OF SERVICE AT AGE 65
CONSECUTIVE FIVE YEAR     ------------------------------------------------------
AVERAGE COMPENSATION         10       15       20       25        30        35
------------------------  -------  -------  -------  -------  --------  --------
$ 50,000 ...............  $ 6,495  $ 9,743  $12,990  $16,238  $ 19,485  $ 22,733

100,000 ................   14,745   22,118   29,490   36,863    44,235    51,608

150,000 ................   22,194   33,291   44,388   55,485    66,582    77,679

200,000 ................   26,348   39,522   52,696   65,870    79,045    92,219

250,000 and over .......   33,374   50,061   66,748   83,435   100,122   116,809

       Messrs. Comer, Tompkins, Martineau, Persky and Thies have been credited with nineteen, eight, seven, eleven and sixteen years of service, respectively, under the terms of the Southdown Plan described above and were paid base salaries of $546,000, $313,500, $262,500, $262,500 and $233,000 respectively, during the year ended December 31, 1996.

      Assuming continual employment at their current base salary until age 65, Messrs. Comer, Tompkins, Martineau, Persky and Thies will be entitled to an annual retirement benefit of approximately $120,000, $96,300, $40,000, $91,900 and $105,100, respectively. In all cases, the computations of the Named Officers' retirement benefit were limited by the Code Section 415 limitations in effect at the beginning of 1996 and thus, were not based upon their current base salaries.

STOCK OPTIONS

      1987 PLAN AND 1989 PLAN. The Company's 1987 Stock Option Plan (the "1987 Plan") and 1989 Stock Option Plan (the "1989 Plan"), collectively referred to as the "Plans," provide for the grant of stock options to key employees of the Company and its affiliates. The Plans authorize the issuance of options to purchase a total of 4,000,000 shares of Common Stock (2,000,000 shares under the 1987 Plan and 2,000,000 shares under the 1989 Plan). The Plans are administered by the Employee Benefits and Compensation Committee (the "Committee"). Members of the Committee are not eligible to participate in the Plans or any other plan of the Company or its affiliates that the Committee administers at any time within one year prior to appointment or while serving on the Committee. The Committee is authorized to select key employees to whom stock options are granted under the Plans and to determine the number of shares, exercise price and terms of each option granted. Unoptioned shares available for grant as of December 31, 1996 under the Plans were 661,278.

             OPTION/SAR GRANTS TO NAMED OFFICERS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                              NUMBER OF       % OF TOTAL                                           VALUE AT ASSUMED
                             SECURITIES        OPTIONS/                                         ANNUAL RATES OF STOCK
                             UNDERLYING          SARS                                             PRICE APPRECIATION
                              OPTIONS/        GRANTED TO      EXERCISE                            FOR OPTION TERM (3)
                                SARS         EMPLOYEES IN     PRICE PER   EXPIRATION        --------------------------------
       NAME                  GRANTED (1)      FISCAL YEAR     SHARE(2)       DATE               5%                 10%
       ----                  -----------      -----------     --------   ------------       -------------      -------------
Clarence C. Comer................50,000          14.09         $22.00        2/15/06           $691,784           $1,753,117
J. Bruce Tompkins................18,000           5.07          22.00        2/15/06            249,042              631,122
Eugene P. Martineau..............18,000           5.07          22.00        2/15/06            249,042              631,122
James L. Persky..................14,000           3.94          22.00        2/15/06            193,700              490,873
Dennis M. Thies...................6,000           1.69          22.00        2/15/06             83,014              210,374

-----------

(1) All options were granted under the Company's 1989 Plan and become exercisable in annual increments of 25% beginning February 15, 1997.

(2) All options granted are exercisable at the market value (average of high and low stock prices for the Company's Common Stock as reported in the Wall Street Journal) of the Common Stock on the date of the grant.

(3) Potential realizable value was reported net of the option exercise price, but before taxes associated with the exercise. These amounts represent stated assumed rates of appreciation only. Actual values realized, if any, on stock option exercises are dependent on the future performance of the Common Stock and the officer's continued employment throughout the vesting period. Accordingly, the amounts reflected in this table may not necessarily be achieved.

                                 NAMED OFFICERS'
               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR END OPTION/SAR VALUES

                                                                         Number Of Securities
                                                                        Underlying Unexercised          Value Of Unexercised
                                                                        Options Held At Fiscal          In-the-money Options
                                    Shares                                     Year End                  At Fiscal Year End*
                                  Acquired On        Value           -----------------------------  ----------------------------
              Name                 Exercise        Realized           Exercisable    Unexercisable  Exercisable    Unexercisable
              ----                 --------        --------           -----------    -------------  -----------    -------------
      Clarence C. Comer                   -                -          128,000          47,000          $605,125       $479,625
      J. Bruce Tompkins              22,900         $209,386              -0-          21,700               -0-        221,475
      Eugene P. Martineau                 -                -           86,150          18,450           940,000        188,100
      James L. Persky                 8,000           70,007           11,150          18,450           111,450        188,100
      Dennis M. Thies                75,135          965,783              -0-          13,750               -0-        140,250

--------------
* Based upon the closing price on the New York Stock Exchange of the Company's Common Stock on December 31, 1996.

                                PROPOSAL TO AMEND
                     THE 1991 NONQUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

BACKGROUND

      In 1991, the shareholders approved the 1991 Plan which provides for the grant of stock options to non-employee directors of the Company. The purpose of the 1991 Plan is to promote the interests of the Company and its shareholders by attracting and retaining the services of experienced and knowledgeable non-employee directors. The 1991 Plan is also intended to encourage the sense of proprietorship of such persons and to stimulate their interest in the development and financial success of the Company.

      In November 1996, the Board of Directors voted to amend the 1991 Plan and directed that such amendments be submitted for approval by the shareholders at the 1997 Annual Meeting. The purpose of the amendments are to conform certain features of the 1991 Plan to features and current practices employed in granting employee stock options under the 1987 Plan and 1989 Plan.

DESCRIPTION OF PROPOSED AMENDMENTS

      The amended 1991 Plan calls for the automatic grant of 2,000 options to each non-employee director on the date of each annual meeting of shareholders where he or she continues to serve as a director of the Company. This replaces the automatic grant of 5,000 options to each non-employee director at the annual meeting at which the director is re-elected to serve an additional three year term. The amended 1991 Plan changes the vesting schedules of the options to allow for options granted to be fully-exercisable six months after grant date. Prior to this amendment all options granted become exercisable immediately to the extent of 25% of the options and an additional 25% on each of the first through third anniversaries of the date of grant. This amendment also changed the vesting on all otherwise unvested options outstanding prior to the amendment. These options will be fully-exercisable six months after the 1997 Annual Meeting date. The 1991 Plan was also amended to allow for a retiring director to retain his options for the full ten year term. Prior to this amendment the retiring director was required to exercise or relinquish his outstanding options within 90 days of his retirement date.

SUMMARY DESCRIPTION OF THE 1991 PLAN AS AMENDED

      ADMINISTRATION. The 1991 Plan is administered by the Board of Directors. All decisions made by the Board pursuant to the provisions of the 1991 Plan shall be made by a majority of its members at a duly held regular or special meeting or by written consent in lieu of any such meeting.

      AUTHORIZED SHARES AND ADJUSTMENTS. The 1991 Plan authorizes the grant of options to purchase up to 400,000 shares of Common Stock for issuance as nonqualified options within the meaning of the Internal Revenue Code of 1986 (the "Code"). Upon expiration of any option or its termination prior to exercise, the unissued shares subject to option will again be available for grant under the 1991 Plan. The number of shares authorized for issuance under the 1991 Plan and the number of shares and exercise prices of outstanding options are subject to adjustment in the event of stock splits, stock dividends, and similar changes in the Company's capitalization.

      ELIGIBILITY AND LIMITATIONS OF OPTIONS. Each director of the Company who is not an employee of the Company or any of the Company's subsidiaries ("Eligible Director"), will be granted options to acquire 10,000 shares of Common Stock on the date of such director's first election to the Board. Additional options to acquire 2,000 shares of Common Stock shall thereafter be awarded to each Eligible Director on the date of the annual meeting of shareholders where he or she continues to serve as a Director of the Company. Except as expressly provided in the preceding two sentences, an Eligible Director shall not be granted any options to purchase Common Stock pursuant to the 1991 Plan or otherwise.

      The options granted to Eligible Directors are subject to the following limitations: (I) the exercise price shall not be lower than the fair market value of the Common Stock on the date of grant and (II) each option shall become exercisable six months after the date of grant. In the event of the death or disability of the optionee, all options outstanding in the name of the optionee become exercisable in full without regard to any vesting restrictions.

      Each option granted shall also become fully exercisable upon a Change in Control of the Company. "Change in Control" of the Company shall be conclusively deemed to have occurred if any of the following shall have taken place: (I) a change in control is reported by the Company under the Exchange Act, (II) any "person" becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities, or (III) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

      TERM OF OPTION. Each option granted shall provide that it shall terminate and be of no force or effect with respect to any shares not previously purchased by the Eligible Director upon the first to occur of the expiration of ten years from the date the grant of the option or the expiration of ninety days after the termination of the Eligible Director's service as a director of the Company for any reason other than death, disability or retirement under a retirement plan of the Company. If, following a Change in Control of the Company, the Eligible Director's service as a director is terminated for any reason, each option may be exercised during the remainder of its full ten-year term to the extent unexercised.

      EXERCISE. The 1991 Plan requires that the purchase price of the shares for which an option is exercised be paid in full at the time of exercise. The payment may be in the form of cash or by delivery to the Company of Common Stock theretofore owned by the Eligible Director equal in value to the full amount of the option price. Options may be exercised solely by the optionee during his lifetime or after his death by the person or persons entitled thereto under his will or by the laws of descent and distribution.

      AMENDMENT AND TERMINATION. The Board of Directors may amend or terminate the 1991 Plan at any time, provided that no amendment may impair the rights of any optionee under the 1991 Plan without his or her consent and except that no amendment or alteration may be made which, without the approval of the shareholders, would increase the total number of shares reserved for issuance under the 1991 Plan, extend the duration of options, materially increase the benefits accruing to optionees under the 1991 Plan or materially modify the requirements as to eligibility under the 1991 Plan.

REQUIRED VOTE FOR APPROVAL

      The approval of the amendments to the 1991 Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

      The Board of Directors recommends a vote FOR the approval of the amendments to the 1991 Plan.

                 APPROVAL OF THE COMPANY'S ANNUAL INCENTIVE PLAN

BACKGROUND

       The Annual Incentive Plan is a cash bonus plan for key officers and employees who directly impact the Company's success. The shareholders of the Company must approve the Annual Incentive Plan in order to exclude incentive compensation earned under the plan from the tax deductibility limitation of Internal Revenue Code Section 162(m). Section 162(m) limits the tax deductibility of compensation paid to each of the executive officers listed in the Summary Compensation Table in excess of $1,000,000, except to the extent that the compensation was paid pursuant to a plan that meets the "performance-based" rules of the section and such plan has been approved by a majority of votes cast by the shareholders.

DESCRIPTION OF THE ANNUAL INCENTIVE PLAN

      The Annual Incentive Plan is administered by the Employee Compensation and Benefits Committee (the "Committee") and covers approximately 100 key officers and employees of the Company. At the beginning of the year the Committee establishes a maximum award for each participant and also establishes the performance measures in accordance with the plan. The maximum award for 1996 for the Chief Executive Officer and the four other Named Officers was 120 percent and 90 percent of their annual base salaries, respectively. The performance measures set by the Committee and used to determine the cash awards are (I) a comparison of the Company's earnings before interest, taxes, depreciation and amortization to a targeted earnings projection set at the beginning of the year and (II) the Company's return on equity as compared to the average return on equity of a peer group. Each of these measures is weighted at 35%. The remaining 30% of the award is discretionary based upon individual performance. In the case of the Named Officers the performance of the Common Stock as compared to the peer group's stock performance is a major factor considered by the Committee in setting the discretionary amount.

REQUIRED VOTE FOR APPROVAL

      Approval of the Annual Incentive Plan for purposes of Section 162(m) will require the affirmative vote of a majority of the votes cast at the Annual Meeting.

      The Board of Directors recommends a vote FOR the approval of the Annual Incentive Plan.

               PROPOSAL TO APPROVE THE COMPANY'S PHANTOM STOCK AND
              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

BACKGROUND

      In January 1997 the Board of Directors adopted, subject to the approval of the shareholders, the Phantom Stock Plan which provides for the payment of a portion of the directors fees in shares of Common Stock to non-employee directors. The purpose of the Phantom Stock Plan is to promote the interests of the Company and shareholders by providing non-employee directors a greater financial stake in the Company through ownership of Common Stock in addition to underscoring their common interest with shareholders in increasing the value of the Common Stock over the long term.

DESCRIPTION OF THE PHANTOM STOCK PLAN

      The Phantom Stock Plan became effective January 1, 1997 and calls for the non-employee directors to receive on a deferred basis, in lieu of cash, 50% of their monthly directors fees in fair market value of Common Stock. The fair market value is determined based upon the average of the high and low prices of the Common Stock on the last New York Stock Exchange trading day of the month the fee is payable. The non-employee director may elect to receive on a deferred basis his total monthly fee in fair market value of Common Stock. The plan defers the recognition of compensation by the director by deferring the issuance of Common Stock to the director until he or she leaves the Board. The director's account will also be credited with fair market value of Common Stock equal to cash dividends on Common Stock that would have been received had the Common Stock been issued when earned. A total of 250,000 shares of Common Stock have been reserved for issuance under this plan.

REQUIRED VOTE FOR APPROVAL

      The approval of the Phantom Stock Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

      The Board of Directors recommends a vote FOR the approval of the Phantom Stock Plan.

                      RATIFICATION OF INDEPENDENT AUDITORS

      The shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as independent auditors of the books and accounts of the Company for the year ending December 31, 1997. Such ratification will require the favorable vote of the holders of a majority of the shares of Capital Stock present and voting, in person or by proxy, at the Annual Meeting.

      Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR the reappointment of Deloitte & Touche LLP as the Company's independent auditors for 1997.

                      BENEFICIAL OWNERSHIP OF CAPITAL STOCK

      The following table is furnished as of February 28, 1997, to indicate beneficial ownership of shares of the Common Stock and Series D Preferred Stock by each director, each nominee for director and each of the Named Officers, individually, and all executive officers and directors of the Company as a group. The information in the following table was provided by such persons.

                                                          AMOUNT
                                                            AND                                 PERCENT
                                                         NATURE OF            TITLE OF             OF
                 NAME OF INDIVIDUAL                     BENEFICIAL            CLASS OR          CLASS OR
                      OR GROUP                         OWNERSHIP(1)            SERIES            SERIES
                     ----------                       --------------          --------          -------
       Clarence C. Comer.............................    216,884(2)            Common                *
       W. J. Conway..................................     12,919(3)            Common                *
       K. L. Huger, Jr...............................     52,864(4)            Common                *
       Eugene P. Martineau...........................     96,842(5)            Common                *
       James L. Persky...............................      9,789(6)            Common                *
       Robert G. Potter..............................      2,500(7)            Common                *
       Frank J. Ryan.................................     31,250(8)            Common                *
       Whitson Sadler................................      3,500(9)            Common                *
       Robert J. Slater..............................     20,250(10)           Common                *
       Dennis M. Thies...............................     11,833(11)           Common                *
       David J. Tippeconnic..........................     10,000(12)           Common                *
       J. Bruce Tompkins.............................      1,440(13)           Common                *
       Ronald N. Tutor...............................     16,250(14)           Common                *
       V. H. Van Horn III............................     17,500(15)           Common                *
       Steven B. Wolitzer............................     12,500(16)           Common                *
       All executive officers and directors
          as a group (Twenty persons)................    549,621(17)           Common              2.52
                                                              900               Series D
                                                                                Preferred            *

--------------
*     Less than 1%.

(1) Except as otherwise noted, each person listed in the table has sole voting and sole investment power with respect to the shares of Capital Stock listed in the table.

                                             (NOTES CONTINUED ON FOLLOWING PAGE)

(2) Includes 149,750 shares of Common Stock as to which Mr. Comer holds stock options that will be exercisable on April 30, 1997.

(3) Includes 3,750 shares of Common Stock as to which Mr. Conway holds stock options that will be exercisable on April 30, 1997.

(4) Includes 26,456 shares of Common Stock owned by Mr. Huger's wife. Mr. Huger has informed the Company that reference to such shares should not be construed as an admission of his beneficial ownership thereof. Stock ownership also includes 17,500 shares of Common Stock as to which Mr. Huger holds stock options that will be exercisable on April 30, 1997.

(5) Includes 94,400 shares of Common Stock as to which Mr. Martineau holds stock options that will be exercisable on April 30, 1997 and 2,442 shares held in the Company's Retirement Savings Plan.

(6) Includes 7,250 shares of Common Stock as to which Mr. Persky holds stock options that will be exercisable on April 30, 1997 and 2,539 shares held in the Company's Retirement Savings Plan.

(7) Includes 2,500 shares of Common Stock as to which Mr. Potter holds stock options that will be exercisable on April 30, 1997.

(8) Includes 11,250 shares of Common Stock as to which Mr. Ryan holds stock options that will be exercisable on April 30, 1997.

(9) Includes 2,500 shares of Common Stock as to which Mr. Sadler holds stock options that will be exercisable on April 30, 1997.

(10) Includes 13,750 shares of Common Stock as to which Mr. Slater holds stock options that will be exercisable on April 30, 1997. Also includes 1,500 shares of Common Stock owned by a trust of which Mr. Slater is trustee. Mr. Slater has informed the Company that reference to such shares should not be construed as an admission of his beneficial ownership thereof.

(11)  Includes 2,093 shares held in the Company's Retirement Savings Plan.

(12) Includes 5,000 shares of Common Stock as to which Mr. Tippeconnic holds stock options that will be exercisable on April 30, 1997.

(13)  Includes 1,440 shares held in the Company's Retirement Savings Plan.

(14) Includes 16,250 shares of Common Stock as to which Mr. Tutor holds stock options that will be exercisable on April 30, 1997. Mr. Tutor has disclaimed beneficial ownership of 15,000 of such stock options.

(15) Includes 17,500 shares of Common Stock as to which Mr. Van Horn holds stock options that will be exercisable on April 30, 1997.

(16) Includes 12,500 shares of Common Stock as to which Mr. Wolitzer holds stock options that will be exercisable on April 30, 1997.

(17) Includes 376,775 shares of Common Stock subject to stock options held by the officers and directors that will be exercisable on April 30, 1997 and 13,055 shares held in the Company's Retirement Savings Plan. The table does not include Common Stock that would be beneficially owned by non-employee Directors upon approval by the shareholders of the Phantom Stock Plan.

      The following table sets forth information with respect to each person who, as of the dates indicated in the footnotes below, was known by the Company to be the beneficial owner of more than 5% of the Common Stock or the Series D Preferred Stock, as "beneficial ownership" is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                                                                                  Amount And             Percent
                                                                                                   Nature Of               Of
  Title Of Class                           Name And Address Of                                    Beneficial            Class Or
     Or Series                              Beneficial Owner                                       Ownership             Series
     ---------                              ----------------                                       ---------             ------
Common Stock                  NewSouth Capital Management, Inc.                                 1,753,811(1)               8.20
                                   755 Crossover Lane, Suite 233
                                   Memphis, Tennessee  38117

Common Stock                  FMR Corp.                                                         2,242,500(2)              10.48
                                   82 Devonshire Street
                                   Boston, Massachusetts  02109

Common Stock                  Capital Growth Management Limited Partnership                     1,232,000(3)               5.76
                                   One International Place
                                   Boston, Massachusetts 02110

(1) NewSouth Capital Management, Inc., an investment adviser, has filed with the Securities Exchange Commission (the "SEC") a Schedule 13G and four amendments dated through February 12, 1997 reporting that NewSouth is the beneficial owner of these shares because it has sole power to dispose of and vote 1,667,811 of such shares and has sole power to dispose of and shared voting power with respect to 86,000 of such shares.

(2) FMR Corp. and various affiliates have filed with the SEC a Schedule 13G and three amendments dated through February 14, 1997 reporting that FMR Corp. is the beneficial owner of these shares because it has sole power to vote 48,100 of such shares and sole power to dispose of all such shares.

(3) Capital Growth Management Limited Partnership ("CGM") has filed with the SEC a Schedule 13G dated January 11, 1997 reporting an aggregate of 1,232,000 shares of Common Stock of which it claims sole voting and dispositive power. According to the Schedule 13G, CGM disclaims any beneficial interest in these shares which are held in various client accounts under the theory that such client accounts are not acting as a "group" for purposes of Section 13(d) under the Exchange Act and thus, are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" under Rule 13d-3 promulgated under the Exchange Act.


                  COMPLIANCE WITH SECTION 16(A) OF EXCHANGE ACT

      Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock or Series D Preferred Stock are required to report their initial ownership of the Company's Capital Stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, Inc. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by these dates. During 1996, Mr. Allan B. Korsakov filed late a Form 4 reporting the exercise of a stock option, an exempt transaction, and Mr. Tutor filed late a Form 4 reporting the purchase of Common Stock. All other required filings in 1996 were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written statements of its directors, executive officers and shareholders and copies of the reports that they have filed with the SEC.

                        EXECUTIVE OFFICERS OF THE COMPANY

      The following list sets forth the names, ages and offices of the present executive officers of the Company serving until the annual meeting of the Board of Directors to be held in May 1997. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

      Clarence C. Comer (49)..........    President, Chief Executive Officer
                                          and Director
      J. Bruce Tompkins (47)..........    Executive Vice President - Cement
                                          Group
      Eugene P. Martineau (57)........    Executive Vice President - Concrete
                                          Products Group
      James L. Persky (48)............    Executive Vice President - Finance
                                          and Administration
      Dennis M. Thies (48)............    Senior Vice President - Corporate
                                          Development
      Patrick S. Bullard (35).........    Vice President - General Counsel and
                                          Secretary
      Stephen R. Miley (49)...........    Corporate Vice President - Sales
      Thomas E. Daman (40)............    Treasurer
      Allan B. Korsakov (54)..........    Corporate Controller

      Mr. Comer was elected President and Chief Executive Officer effective February 4, 1987.

      Mr. Tompkins was elected Executive Vice President - Cement Group effective June 16, 1989.

      Mr. Martineau was elected Executive Vice President - Concrete Products Group effective April 16, 1992. From April 1990 to April 1992, Mr. Martineau was Division Vice President and General Manager of Florida Mining & Materials Concrete Corp., a division of the Company.

      Mr. Persky was elected Executive Vice President - Finance and Administration effective May 19, 1994. From July 16, 1989 to May 19, 1994, Mr. Persky was Senior Vice President - Finance of the Company.

      Mr. Thies was elected Senior Vice President - Corporate Development in May 1995. From April 1992 to May 1995, Mr. Thies was Senior Vice President - Environmental Systems. From June 16, 1989 to April 1992, Mr. Thies was Senior Vice President - Corporate Development of the Company.

      Mr. Bullard was elected Vice President - General Counsel and Secretary effective May 16, 1996. From August 21, 1995 to May 1996, Mr. Bullard was Vice President and General Counsel. From May 1993 to that time Mr. Bullard was associated with the law firm of Bracewell & Patterson, L.L.P., Houston, Texas, and from September 1989 until May 1993 he was associated with the law firm of Weil, Gotshal & Manges.

      Mr. Miley was elected Corporate Vice President - Sales in September 1994. From September 1990 to September 1994, Mr. Miley was Corporate Vice President - Sales & Marketing of the Company.

      Mr. Daman was elected Treasurer in February 1996. For more than five years prior to that time he served as Assistant Treasurer of the Company.

      Mr. Korsakov was elected Corporate Controller in June 1986.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

      In order for shareholder proposals to be included in the Company's Proxy Statement and proxy relating to the Company's 1998 Annual Meeting of Shareholders, such proposals must be received by the Company at its principal executive offices not later than December 11, 1997.

                            EXPENSES OF SOLICITATION

      The cost of soliciting proxies will be borne by the Company. Solicitations of proxies are being made by the Company through the mail, and may also be made in person or by telephone. Employees and directors of the Company may be utilized in connection with such solicitation. In addition, the Company has retained Georgeson & Company, Inc. to assist in soliciting proxies for a fee of $7,500 plus out-of-pocket expenses. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the Capital Stock held of record by such persons and will reimburse them for their reasonable forwarding expenses.

                                  OTHER MATTERS

      The Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others. In the event any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote all proxies in accordance with their best judgment on such matters.

      Whether or not you are planning to attend the Annual Meeting, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed stamped envelope at your earliest convenience.

                                       By Order of the Board of Directors

                                       Patrick S. Bullard
                                       VICE PRESIDENT - GENERAL COUNSEL
                                       AND SECRETARY

                                SOUTHDOWN, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HOLD THRUSDAY, MAY 15, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby constitutes and appoints W. J. Conway, V. H. Van Horn III and Steven B. Wolitzer, and each of them, attorneys and agents, with full power of substitution to vote as proxy all the shares of Common Stock and Preferred Stock, $2.875 Cumulative Convertible Series D standing in the name of the undersigned at the Annual Meeting of Shareholders of Southdown, Inc. (the "Company") to be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas at 8:30 A.M., Houston time, on Thursday, May 15, 1997, and at any adjournment(s) thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before said meeting or any adjournment(s) thereof. Receipt of notice of the meeting and Proxy Statement dated April 10, 1997 is hereby acknowledged.

                     (PLEASE DATE AND SIGN OR REVERSE SIDE)

      THIS PROXY IS SOLICIED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THE PROXY WILL BE VOTED IN FAVOR OF EACH NOMINEE FOR DIRECTOR AND FOR PROPOSALS 2,3,4 AND 5.

The undersigned hereby revokes any proxies heretofore given and directs said attorneys to act or vote as follows:

1. ELECTION OF DIRECTORS

[ ] FOR all nominees listed (except as marked to the contrary)
[ ] WITHHOLD AUTHORITY to vote for all nominees listed

NOMINEES - CLARENCE C. COMER, ROBERT J. SLATER AND ROBERT G. POTTER

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

2. PROPOSAL TO APPROVE THE BOARD OF DIRECTORS' AMENDMENTS OF THE 1991 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

[ ] FOR
[ ] AGAINST
[ ] ABSTAIN

3. PROPOSAL TO APPROVE FOR FEDERAL INCOME TAX PURPOSES THE COMPANY'S ANNUAL INCENTIVE PLAN.

[ ] FOR
[ ] AGAINST
[ ] ABSTAIN

4. PROPOSAL TO APPROVE THE COMPANY'S PHANTOM STOCK AND DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS.

[ ] FOR
[ ] AGAINST
[ ] ABSTAIN

5. PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTED & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE BOOKS AND ACCOUNTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1997.

[ ] FOR
[ ] AGAINST
[ ] ABSTAIN


                                   Dated _________________________________, 1997

                                   _____________________________________________

                                   _____________________________________________
                                            Signature of Shareholder(s)*

                                    *   Please sign as name appears. Joint
                                        owners each should sign. When signing as attorney, trustee, administrator, executor, etc., please indicate your full title as such.

PLEASE DATE, SIGN, AND MAIL YOUR PROXY PROMPTLY. PLEASE DO NOT FOLD THIS PROXY.